Exhibit 10(b)

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is entered into at Cleveland, Ohio this 12th day of December, 2002, by and among OGLEBAY NORTON MANAGEMENT COMPANY (the “Management Company”), an Ohio corporation. OGLEBAY NORTON COMPANY (“ONCO”), an Ohio corporation, and Kenneth P. Pavlich (“Employee”).

RECITALS:

A.    Management Company is a wholly owned subsidiary of ONCO formed for the sole purpose of acting as the employer of management personnel for ONCO. Management Company is hereafter referred to as the “Company.”

B.    The Company is engaged in pertinent part in the mining of industrial sands, mica, and the processing, sales, and marketing of same for use in construction materials, ceramics and glass, energy, plastics, and other related industries within the United States (the “Business”).

C.    Employee has been employed in a key management position by the Company in the Business since 1997.

D.    The Company has decided to eliminate the position held by Employee and desires to make special severance provisions for the benefit of Employee.

NOW, THEREFORE, in consideration of mutual promises and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

1.    Resignation. The Company hereby agrees to continue to employ Employee until December 31, 2002, (the “Separation Date”) upon the same terms and conditions as he is currently employed; however, Employee shall resign as an officer of ONCO and each affiliate thereof for which he currently serves as an officer effective October 31, 2002.

2.    Compensation.

2.1    Separation Payment.

(a)    Provided Employee does not breach this Agreement, the Company shall pay to Employee, or in the event Employee dies prior to the fulfillment of Company’s obligations hereunder, to Employee’s spouse, or in the event Employee’s spouse is deceased, to Employee’s estate, Separation Pay of $5,780 bi-weekly commencing with the first pay period ending after December31, 2002 and continuing through the bi-weekly pay period ending on or immediately after December31, 2004.

(b)    In the event of a breach of this Agreement by Employee, Company’s obligations hereunder shall immediately cease.

2.2    Certain Basic Fringe Benefits. The Company shall provide to Employee the following extra benefits:

(a)    continuation of the Company provided variable life insurance policy paid for by the Company through the policy year ending in 2005 in the same manner as that payment is currently made to Employee (In 2002, such amount was$8,696.66 per year, after gross-up);

(b)    health and welfare benefits, that are provided to its key employees and on the same terms and conditions, as may be applicable to such employees so long as the Company is obligated to pay Separation Pay to the Employee pursuant to Section 2.1(a)above (in the event Employee dies prior to the fulfillment of Company’s obligations hereunder, Employee’s spouse and family shall continue to receive such benefits); Company and Employee agree that COBRA coverage commences on January 1, 2003, although the Company is paying the cost of benefits provided for there under and shall not be extended by anything contained herein;

(c)    Employee shall be entitled to receive all retirement benefits to which he is entitled pursuant to his current employment on the terms and pursuant to the provisions of such benefit plans and elections Employee has made or will make upon separation, including without limitation, benefits under the Oglebay Norton Company Salaried Pension Plan and related SERP, the Oglebay Norton Company incentive Savings Plan and related SERP, and the Oglebay Norton Capital Accumulation Plan; and

(d)    Upon execution of this agreement, Company shall pay Employee a one-time, lump sum payment of $30,000 in lieu of paying for Outplacement Services.

2.3    Incentive Compensation. Employee shall continue to be entitled to participate in the Company’s Annual Incentive Plan for the year 2002; however, he shall not be entitled to participate in such plan or receive an incentive bonus from the Company for any time thereafter. Pursuant to such Annual Incentive Plan, Employee may receive a bonus for 2002, if, and only if, the performance objectives and other criteria set forth in the program are met by the Company. Employee shall also be entitled to continue to be a participant in the Oglebay Norton Company 1999 Long-Term Incentive Plan (the “LTIP”) for the purpose of the cash incentive payment to the extent he would have been entitled to a cash payment under the LTIP had he not entered into this Agreement and instead had remained employed in his capacity as an officer of the Company until December 31, 2002. Subject to the approval of the Company’s Compensation, Organization and Governance

Committee of the Board of Directors, which the Company hereby agrees to request, Stock options issued to Employee pursuant to the 1999 LTIP, which are not vested as of the date hereof shall be vested effective on the Separation Date and shall be fully exercisable until December 31, 2005. Employee shall also be entitled to continue as a participant in the Oglebay Norton Company 2002 Long Term Incentive Plan for 2002 only to the extent he would have been entitled had he not entered into this agreement and remained employed as an officer of the Company until December 31, 2002. In the event of Employee’s death prior to payment of any compensation due hereunder, the Company shall make such payment to Employee’s spouse, or in the event of her death prior to such payment, Employee’s estate.

3.    Change of Control Agreement. The change of control Employment Agreement entered into between the Company and Employee on or about May 25, 2000, (the “Change of Control Agreement”) shall be, and hereby is, terminated effective December 31, 2002. In the Event of a Change of Control, as that term is defined in the Change of Control Agreement, then all cash compensation due and payable pursuant to Sections 2.1 and 2.3 hereunder, which has not been paid to Employee or his spouse or estate, shall become immediately due and payable and all obligations for the payment of benefits described herein shall continue to be obligations of the Company or its successor in interest.

4.    Trade Secrets Covenant.

4.1    Employee acknowledges that during the course of his employment by the Company he has been in contact with customers, employees, and others having dealings with the Company and has had access to trade secrets and other confidential information with regard to the business, operations, accounts, books and records, sales, customers, pricing and other activities of the Company (“Trade Secrets”). Employee recognizes and agrees that the disclosure of such Trade Secrets to parties other than the Company or the improper use thereof will cause serious and irreparable injury to the Company. Accordingly, Employee shall, at all times, keep secret and inviolate all Trade Secrets, which he now knows. In addition, Employee shall promptly return to the Company all documents pertaining to Trade Secrets, including, but not limited to, unpublished records, agreements, books of account, corporate documents, work papers, correspondence, customer lists, memoranda, computer software or documentation in connection therewith, plans, drawings or copies or extracts from any of the foregoing, in his possession or under his control upon execution of this separation agreement.

5.    Non-Competition Covenant. Employee agrees that for a period of 12 months commencing on the Separation Date, he will not engage in the Business or, own, manage, operate, control, or participate in, or have any ownership interest in, or make loans to, or act as a guarantor, surety, or indemnitor for, or aid or advise as an employee, director, officer, consultant or otherwise, whether directly or indirectly, any enterprise (whether a sole proprietorship, partnership, corporation, firm, joint venture, trust or other entity) which is engaged in the Business, without first obtaining the written consent of the President and CEO of ONCO. This provision shall not prohibit Employee from owning less than 5% of any publicly traded shares of a company in the Business.

6.    Breach of Trade Secret and/or Non-Competition Covenants.

6.1    Employee agrees that the remedy at law for any breach by him of the foregoing provisions of Sections 4 and 5 will be inadequate, and the Company shall be entitled to both temporary and permanent injunctive relief enforcing such provisions, in addition to any other remedy it may have at law or in equity.

6.2    The covenants of Employee contained in Sections 4 and 5 are separate and independent of any other provisions hereof and shall survive the termination of this Agreement.

6.3    Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company, and he hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are fully required to protect the legitimate interest of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Employee.

7.    Release.

7.1    In consideration of the foregoing, Employee agrees not to initiate or maintain any charges, complaints, claims, legal actions or grievances arising out of or in conjunction with his previous employment with or separation from the Company, including claims for severance pay, or relating to any events occurring prior to the signing of this Agreement. Nothing contained herein shall be construed to limit Employee’ rights pursuant to 29 USC Section 626(f)(4) and the exercise of such rights shall have no force and effect on any other provision set forth in this Agreement. In further consideration of the foregoing, Employee agrees to release and forever discharge the Company and any of its past, present or future affiliated companies, subsidiaries, divisions, and any and all of the Company’s past, present and future officers, agents, directors, representatives, employees, shareholders and, as applicable, their successors, assigns, heirs and executors from any and all claims, including, but not limited to, employment, re demands, liability, obligations, damages, rights, costs, losses, debts and expenses (including but not limited to attorneys’ fees), causes of actions, or lawsuits based upon, related to, or arising out of his employment with and separation from the Company, all, and only, with respect to any events, whether known or unknown or suspect or unsuspected, occurring prior to the signing of this Agreement. This Agreement not to sue includes, but is not limited to:

claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; Employee Retirement Income Security Act of 1974, as amended; the Older Workers Benefits Protection Act, as amended; 42 U.S.C. Section 1981, as amended; the Civil Rights Act of 1991, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; any state anti- discrimination, civil rights or human rights laws, any other federal, state or municipal employment discrimination statutes and decisional law including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status, as well as claims for breach of contract, employee benefits, implied contract, promissory estoppel, defamation, tort claims, and any common law claims recognized now or later, including violations of public policy.

8.    Confidentiality. Employee further agrees that he will not divulge the terms of this Agreement to any person or entity whatsoever at any time, except to his spouse, attorney and/or financial advisors, unless required to do so by Jaw.

9.    Acknowledgement. Employee acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement prior to the execution of it and that he has reviewed its terms and considered its effect, including the foregoing release of claims. Employee also acknowledges that he has been advised in writing to consult with an attorney prior to executing it. Employee understands that for a period of seven (7) days following the execution of this Agreement, he may revoke it, and that this Agreement shall not become effective or enforceable until the revocation period of seven (7) days has expired. Employee understands that in order to revoke this Agreement within this seven (7) day time period he must provide written notice of that intention to Michael D. Lundin, President and Chief Executive Officer of the Company so that Mr. Lundin may actually and personally receive notice of the revocation.

10.    No Admission. It is agreed that the execution and/or implementation of this Agreement does not in any way constitute or represent an admission of any kind by the Company and/or by Employee.

11.    Severability. The invalidity or unenforceability of any portion of this Agreement shall not impair or affect the validity or enforceability of any other portion of this Agreement, which shall remain in full force and effect.

12.    Assignment. Employee shall not assign, transfer, pledge or encumber this Agreement or any rights or obligations hereunder. The Company may assign or transfer this Agreement to successor Company in the event of merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company; provided, however, that in the case of any such assignment or transfer, this Agreement shall be binding upon and inure to the benefit of such transferee, which shall assume and perform all of the obligations of the Company hereunder; provided further, however, that the Company shall riot be released of its obligations hereunder until fully discharged to Employee as a result of an assignment or transfer of this Agreement to the extent such obligations are not fulfilled by the assignee or transferee.

13.    Waiver. A waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

14.    Miscellaneous. This Agreement (a) shall be governed by and interpreted in accordance with the laws of the State of Ohio, (b) shall not be modified except in writing signed by the parties, (c) constitutes the entire understandings and agreements (both oral and written), and (d) shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

15.    Headings. The paragraph headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

READ BEFORE SIGNING

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS SEPARATION AGREEMENT AND RELEASE. THIS RELEASE INCLUDES CLAIMS OR RIGHTS AND ALLEGED CLAIMS OR RIGHTS RELATING TO FEDERAL, STATE OR LOCAL LAWS PROHIBITING, EMPLOYMENT DISCRIMINATION, WHETHER BASED ON AGE, SEX, RACE, COLOR NATIONAL ORIGIN, RELIGION, HANDICAP OR MARITAL, PARENTAL OR VETERAN STATUS OR CLAIMS GROWING OUT OF ANY LEGAL RESTRICTIONS ON THE COMPANY’S RIGHT TO TERMINATE ITS EMPLOYEES. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT WRITTEN OR ORAL. I HAVE HAD TIME TO CONSULT WITH AN ATTORNEY OR MY CHOICE PRIOR TO EXECUTING THIS SEPARATION AGREEMENT AND RELEASE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts at the place and as of the date and year first above written.

OGLEBAY NORTON MANAGEMENT COMPANY

OGLEBAY NORTON COMPANY

By:
Michael D. Londin President and Chief Executive Officer

Kenneth P. Pavlich “Employee”

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